AdvisorShares Trust

EXHIBIT TO ITEM 77C

SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS


A Special Meeting of Shareholders of the AdvisorShares TrimTabs
Float Shrink ETF (the "Fund") of the AdvisorShares Trust was held on September 18, 2015. The following proposals were submitted for a vote of the shareholders of the Fund:


1.	To approve a new investment sub-advisory agreement between
AdvisorShares Investments, LLC and TrimTabs Asset
Management, LLC on behalf of the Fund.

With respect to Proposal 1, the following votes were recorded:


            AdvisorShares TrimTabs Float Shrink ETF


           No. of Shares

           Affirmative
            1,930,714

            Against
            78,526

            Abstain
            99,201

            Total
            2,108,441



2.	 To approve the implementation of a manager of managers
arrangement that will permit AdvisorShares Investments, LLC subject to prior approval by the Trust's Board of Trustees, to enter into and materially amend agreements with unaffiliated sub-advisers without obtaining the approval of the Fund's shareholders.

With respect to Proposal 2, the following votes were recorded:

            AdvisorShares TrimTabs Float Shrink ETF

            No. of Shares

           Affirmative
            1,547,135

            Against
            465,068

            Abstain
            96,369

            Total
            2,108,572